Exhibit 99.

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

TRANSTECHNOLOGY REPORTS FISCAL 2005 THIRD QUARTER RESULTS

Union, New Jersey – January 12, 2005 — TransTechnology Corporation (NYSE:TT) today reported an 8.0% increase in operating income and a 3.5% increase in sales for the fiscal third quarter ended December 26, 2004 compared to the same quarter last year. The current quarter results included a pre-tax charge of $2.2 million or $.22 per diluted share after taxes, from charges related to the November refinancing of the company’s debt while the prior year’s quarter included a $0.9 million pre-tax gain, or $.08 per diluted share after taxes, from the sale of the company’s remaining 19% interest in its UK operation. The company reported a net loss of $1.3 million or $.19 per diluted share for the third quarter of fiscal 2005 compared with net income of $0.7 million or $.10 per diluted share in the year earlier period. Net sales for the fiscal 2005 third quarter were $17.3 million compared to $16.7 million for the corresponding period of last year.

For the nine months ended December 26, 2004 the company reported net sales of $47.1 million, a 4.2% decrease from the prior year’s same period sales of $49.1 million. The net loss for the nine months of the current fiscal year was $2.4 million or $.36 per diluted share. For last fiscal year’s nine months the company reported net income of $1.9 million or $.28 per diluted share.

Robert L. G. White, President and Chief Executive Officer of the company, said, “ We continue to see improvements in our operating efficiencies, and as a result, our gross margin improved to 41.8% in the third quarter from 40.7% in the second quarter and 40.1% in the first quarter, and is quite close to the 42.0% gross margin achieved during last year’s third quarter. Sales during the third quarter in the overhaul and repair portion of our business remained at the strong level shown in the second quarter, with shipments of spare parts, hoists and winches, and cargo hooks also showing increases from the second quarter. Compared to last year’s third quarter, sales were up by $0.6 million primarily due to higher spare parts, overhaul and repair and hoist and winch sales. Selling, general and administrative expenses were essentially unchanged from the level of last year’s third quarter. As a result of the higher sales and improved gross margins, operating income increased 8.0% to $2.8 million from $2.6 million in last year’s third quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased slightly to $3.2 million from $3.3 million in the prior year’s third quarter. During the quarter we incurred $0.4 million

700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 • www.transtechnology.com

TransTechnology Corporation — January 12, 2005
Fiscal 2005 Third Quarter Earnings Release	Page 2 of 5

of legal and other costs associated with the United States Attorney’s investigation of our overhaul and repair operation and $0.1 million of expenses associated with the installation of a new enterprise resource planning system. Capital costs associated with the new ERP system during the third quarter were $0.5 million. This project, our largest capital spending project in several years, is currently running approximately $0.2 million over the $3.1 million budget and is expected to be completed at the end of July 2005. Bookings of new orders were $12.6 million in the third quarter and $39.0 million for the nine months compared to $14.0 million and $44.1 million in last year’s third quarter and nine month periods respectively. Our backlog ended the third quarter at $32.9 million compared to $41.0 million at the beginning of the fiscal year.”

“As we said in November,” Mr. White continued, “the changes we have made to our overhaul and repair operation are beginning to show progress, although not at the rate we had originally anticipated. We continue to see improvements in our gross margin and levels of output from overhaul and repair. As we begin the fiscal fourth quarter, we anticipate a fiscal 2005 sales target of $64.2 million and an EBITDA target of $10.7 million. This represents a slight decrease from our previous EBITDA target of $11.2 million, primarily due to a reduction of $0.2 million in gross margin from product mix, $0.2 million related to matters dealing with formerly owned companies and $0.1 million relating to the appeal of the New York Stock Exchange decision to delist our common stock. However, overall improvement in operating results, combined with the lower interest rates from the refinancing, should allow us to return to profitability in the fourth quarter.”

Mr. White further stated, “It was very important to us to have completed the refinancing of our former credit facility in November. As a result of this refinancing, we have lowered our current effective interest rate to 13.7% from 19.5%. This reduction will result in annual interest expense savings of $3.6 million per year, subject to future changes in the Prime Rate, and our credit facility contains provisions that would allow the rate to decline further if the company achieves certain operating targets. As a result of the refinancing, we recognized a $2.2 million pre-tax charge associated with the termination of the old credit facility and we incurred approximately $2.2 million of capitalized expenses relative to the new facility, which will be amortized over the forty-two month life of the new facility.”

Mr. White said, “We continue to pursue discussions with the United States Attorney’s office relative to the resolution of the issues associated with the investigation of our overhaul and repair operation which commenced over one year ago. While it is premature to draw any conclusions, we continue to be encouraged and believe that we are making progress toward a resolution of the matter.”

Mr. White concluded, “Because we believe that extenuating circumstances restricted our ability to make the necessary progress on our plan to comply with the listing standards of the New York Stock Exchange as to net worth and market capitalization, we appealed the exchange’s decision to delist our shares. Our appeal was heard on January 5th and we are awaiting the exchange’s final decision on the matter. In the event that we are unsuccessful in that appeal and our shares are no longer permitted to trade on the New York Stock Exchange, we have begun the process of establishing a trading venue for our shares on the OTC Bulletin Board.”

TransTechnology Corporation — January 12, 2005
Fiscal 2005 Third Quarter Earnings Release	Page 3 of 5

TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales from continuing operations of $64.6 million in the fiscal year ended March 31, 2004.

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the company also discloses operating income (income before interest, taxes, loss on extinguishment of debt and other income and expenses) and EBITDA (earnings before interest, taxes, depreciation and amortization, and loss on extinguishment of debt) which are non-GAAP measures. Management believes that providing this additional information is useful to investors, as it provides more direct information regarding the company’s ability to meet debt service requirements and so that investors may better assess and understand the company’s underlying operating performance. The company does not intend for the additional information to be considered in isolation or as a substitute for GAAP measures. A reconciliation of (i) EBITDA to reported net income (loss) and (ii) operating income to gross profit are set forth following the balance sheet information contained in this press release.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.

Any number of factors could affect future operations and results, including, without limitation, the results of audits and inquiries into the Company’s business practices; the Company’s ability to satisfy the listing requirements of the NYSE or any other national exchange on which its shares are or will be listed or otherwise provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; interest rate trends; capital requirements; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and on the Form 10-Q for the second quarter ended September 26, 2004.

The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

TransTechnology Corporation — January 12, 2005
Fiscal 2005 Third Quarter Earnings Release	Page 4 of 5

TransTechnology Corporation
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/26/04	12/28/03	12/26/04	12/28/03
Net sales	$17,267	$16,679	$47,064	$49,131
Cost of sales	10,049	9,682	27,810	28,029

Gross profit	7,218	6,997	19,254	21,102
General, administrative and selling expenses	4,411	4,397	12,635	11,699
Interest expense	2,462	2,640	8,143	7,711
Interest and other expense (income)-net	85	(1,112)	16	(1,318)
Loss on extinguishment of debt	2,185	—	2,185	—

(Loss) income before income taxes	(1,925)	1,072	(3,725)	3,010
(Benefit) provision for income taxes	(657)	408	(1,341)	1,144

Net (loss) income	$(1,268)	$664	$(2,384)	$1,866

Basic earnings per share:
Net (loss) income	$(0.19)	$0.10	$(0.36)	$0.28

Diluted earnings per share:
Net (loss) income	$(0.19)	$0.10	$(0.36)	$0.28

Weighted average basic shares	6,701,000	6,669,000	6,684,000	6,655,000
Weighted average diluted shares	6,701,000	6,691,000	6,684,000	6,672,000

BALANCE SHEET INFORMATION

	12/26/04	3/31/04
Current assets	$31,152	$36,132
Property, plant and equipment – net	3,718	2,428
Other assets	40,290	38,649

Total assets	$75,160	$77,209

Current portion of long-term debt and short term borrowings	$3,301	$79
Other current liabilities	8,941	13,880

Total current liabilities	12,242	13,959
Long-term debt	58,450	56,472
Other liabilities	10,417	10,565
Stockholders’ deficit	(5,949)	(3,787)

Total liabilities and stockholders’ deficit	$75,160	$77,209

TransTechnology Corporation — January 12, 2005
Fiscal 2005 Third Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported (Loss) Income to EBITDA

	Three Months Ended		Nine Months Ended
	12/26/04	12/28/03	12/26/04	12/28/03
Net sales	$17,267	$16,679	$47,064	$49,131
Cost of sales	10,049	9,682	27,810	28,029

Gross Profit	7,218	6,997	19,254	21,102

SG&A — operations	3,004	2,935	8,980	7,386
Corporate office expenses	1,407	1,462	3,655	4,313

Total SG&A	4,411	4,397	12,635	11,699

Operating income	2,807	2,600	6,619	9,403
Add back: depreciation and amortization	356	687	1,162	1,696

EBITDA	$3,163	$3,287	$7,781	$11,099

Net (loss) income	$(1,268)	$664	$(2,384)	$1,866
(Benefit) provision for income taxes	(657)	408	(1,341)	1,144
Depreciation and amortization	356	687	1,162	1,696
Interest expense	2,462	2,640	8,143	7,711
Interest and other expense (income)-net	85	(1,112)	16	(1,318)
Loss on extinguishment of debt	2,185	—	2,185	—

EBITDA	$3,163	$3,287	$7,781	$11,099

#####